Exhibit 99.5

Dear Colleagues,

Today we announced Sanofi’s plans to acquire Principia, a late-stage biopharmaceutical company focused on developing treatments for immune-mediated diseases, and the company that discovered our investigational Bruton’s tyrosine kinase (BTK) inhibitor SAR442168. Both the company’s pipeline and their platform technology are attractive to us, and we’ve established a solid working relationship with their team through our work on ‘168.

This acquisition will bring multiple BTK inhibitors into our pipeline, as well as Principia’s Tailored Covalency® chemistry platform, which should augment our internal capabilities as we look to maintain leadership in the discovery and development of oral medicines. The ability to block or disrupt BTK in the signaling pathways of key cell types of the immune system shows promise for stopping inflammation and tissue destruction related to autoimmune diseases. The Principia platform allows the design of both reversible covalent and irreversible covalent small molecule inhibitors that are more selective with less off-target effects. The optimized target residence time has potential to deliver a desired efficacy with a stronger safety profile.

We believe that ’168 and rilzabrutinib, a program in Phase 3 development at Principia, have the potential to be the type of “pipeline in a product” medicines that we are seeking to develop. As you may recall, we recently initiated our Phase 3 program in multiple sclerosis for ‘168. With this planned acquisition, we anticipate that commercialization of ‘168 will be more efficient and, by owning the full rights to the molecule, we will be able to invest in the expansion of the ‘168 development program into other central nervous system diseases and therapeutic areas.

Rilzabrutinib is an oral BTK inhibitor currently being evaluated in a Phase 3 program for patients with moderate to severe pemphigus, a rare, debilitating autoimmune disease that causes blistering of the skin and mucous membranes. A Phase 3 program for immune thrombocytopenia, a disease that causes high risk for bleeding events, is expected to be initiated by the end of 2020, following impressive Phase 2 results. Principia also has an ongoing Phase 2 program for IgG4-related diseases, which is driven by chronic inflammation, immune cell infiltration, and fibrosis within organs that can lead to severe morbidity. A third program, PRN473, is a topical agent BTK inhibitor currently in Phase 1 development for immune mediated diseases that could benefit from localized application to the skin.

Today marks the first step in this process. Until the deal is completed, which we expect to occur during the fourth quarter of this year, subject to conditions, such as antitrust clearance and other customary requirements, Principia will continue to operate as a separate company.

Please join me in welcoming the Principia colleagues to the Sanofi family. We are excited by these programs and their potential impact across our therapeutic areas, and by the addition to our research organization. We believe this acquisition will significantly advance our work to reduce suffering of patients living with debilitating immunological diseases.

Regards,

John Reed

Additional Information and Where to Find It

The tender offer for the outstanding shares of Principia common stock referenced in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Sanofi and its acquisition subsidiary will file with the SEC, upon the commencement of the tender offer. At the time the tender offer is commenced, Sanofi and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Principia will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. PRINCIPIASTOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF PRINCIPIA SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Principia stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Sanofi or Principia. Copies of the documents filed with the SEC by Principia will be available free of charge on Principia’s internet website at https://ir.principiabio.com or by contacting Principia’s Investor Relations Department at ir@principiabio.com. Copies of the documents filed with the SEC by Sanofi will be available free of charge on Sanofi’s internet website at https://en.sanofi.com/investors or by contacting Sanofi’s Investor Relations Department at ir@sanofi.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Sanofi files annual and special reports and other information with the SEC and Principia files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Sanofi and Principia at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Sanofi’s and Principia’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov